EXHIBIT 23.2

                       CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the captions "Selected Historical Financial Data" and "Experts" and to the use of our report dated February 19, 1999 with respect to BPC Holding Corporation and the use of our report dated May 19, 1999 with respect to the Knight Engineering and Plastics Division of Courtaulds Packaging Inc. in Amendment No. 2 to the Registration Statement (Form S-4) and related Prospectus of Berry Plastics Corporation for the registration of $25,000,000 of 121/4% Series C Senior Subordinated Notes due 2004.


                                          /s/ Ernst & Young LLP



Indianapolis, Indiana
October 27, 1999